SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 31, 2001
                         -------------------------------

                            Mirant Mid-Atlantic, LLC
             (Exact name of registrant as specified in its charter)

--------------------------------------------------------------------------------

            Delaware                                                58-2574140
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File    (IRS Employer Identification
      of incorporation)             Number)                    No.)


 1155 Perimeter Center West Suite 100, Atlanta, Georgia              30338
--------------------------------------------------------------------------------
    (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code               (678) 579-5000
                                                  ------------------------------


                                       N/A
--------------------------------------------------------------------------------
                (Former name or former address, if changed since
                                  last report.)

Item 5. Other Event

          Attached as Exhibit 99.1 are the audited financial statements of Mirant Mid-Atlantic, LLC and its subsidiaries for the year ended December 31, 2001.

Item 7.         Financial Statements and Exhibits

     Exhibits

Exhibit No.        Exhibit Name

99.1          Financial Statements and Related Notes


                                  Exhibit 99.1
                          INDEX TO FINANCIAL STATEMENTS

                    MIRANT MID-ATLANTIC, LLC AND SUBSIDIARIES

                                                                                                             Page
                                                                                                             ----
Report of Independent Public Accountants...............................................................       F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000...........................................       F-3
Consolidated Statements of Income for the Year Ended
     December 31, 2001 and the period from July 12, 2000
     (inception) through December 31, 2000..............................................................      F-5
Consolidated Statements of Members' Equity for the
     Year Ended December 31, 2001 and the period from
      July 12, 2000 (inception) through December 31, 2000................................................     F-6
Consolidated Statements of Cash Flows for the Year Ended
     December 31, 2001 and the period from July 12, 2000
    (inception) through December 31, 2000...............................................................      F-7
Notes to Consolidated Financial Statements..............................................................      F-8

                    Report of Independent Public Accountants


To Mirant Mid-Atlantic LLC:

    We have audited the accompanying consolidated balance sheets of MIRANT MID-ATLANTIC, LLC (a Delaware limited liability company, formerly Southern Energy Mid-Atlantic, LLC) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of income, members' equity, and cash flows for the year ended December 31, 2001 and for the period from July 12, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mirant Mid-Atlantic, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and for the period from July 12, 2000 (inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States.

    As explained in Note 1 to the consolidated financial statements, effective January 1, 2001, Mirant Mid-Atlantic, LLC and subsidiaries changed their method of accounting for derivative and hedging instruments.


/s/ Arthur Andersen LLP

Atlanta, Georgia
February 22, 2002

                    MIRANT MID-ATLANTIC, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                                  (In Millions)



ASSETS:                                                                                  2001                  2000
                                                                                -------------------  ---------------------

Current Assets:
Cash and cash equivalents (Note 1)                                                   $      -                $    22
Receivables:
  Customer accounts                                                                        10                      1
  Affiliates                                                                               59                     29
Notes receivable from affiliate (Note 5)                                                   29                      -
Assets from risk management activities (Note 1 and 6)                                       2                      -
Derivative hedging instruments (Notes 1,4, and 6)                                           1                      -
Fuel stock (Note 1)                                                                        71                     33
Materials and supplies (Note 1)                                                            33                     47
Prepaid rent                                                                              131                     32
Other prepaids                                                                             21                     17
                                                                                -------------------  ---------------------
   Total current assets                                                                   357                    181
                                                                                -------------------  ---------------------

Property, Plant and Equipment:
Property, plant and equipment (Notes 1 and 3)                                           1,046                  1,001
Less accumulated provision for depreciation                                               (39)                    (1)
                                                                                -------------------  ---------------------
                                                                                        1,007                  1,000
Construction work in progress                                                              20                     30
                                                                                -------------------  ---------------------
   Total property, plant and equipment, net                                             1,027                  1,030
                                                                                -------------------  ---------------------

Noncurrent Assets:
Notes receivable from affiliates (Note 5)                                                 223                    223
Assets from risk management activities (Note 1 and 6)                                       3                      -
Derivative hedging instruments (Notes 1,4, and 6)                                           -                      -
Goodwill, net of accumulated amortization of $34 and $1 for
  2001 and 2000, respectively (Note 1)                                                  1,169                  1,352
Other intangible assets, net of accumulated amortization of $4 and
  $0 for 2001 and 2000, respectively (Note 1)                                             280                    150
                                                                                -------------------  ---------------------
   Total noncurrent assets                                                              1,675                  1,725
                                                                                -------------------  ---------------------
   Total assets                                                                      $  3,059                $ 2,936
                                                                                ===================  =====================









The accompanying notes are an integral part of these consolidated balance sheets.

                    MIRANT MID-ATLANTIC, LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                                  (In Millions)



LIABILITIES AND MEMBERS' EQUITY:
                                                                                           2001                  2000
                                                                                 -------------------  ---------------------

Current Liabilities:
Accounts payable and accrued liabilities                                               $    41                $    55
Payables to affiliates (Note 5)                                                             24                    111
Liabilities from risk management activities (Note 1 and 6)                                   5                      -
Derivative hedging instruments (Notes 1,4, and 6)                                            1                      -
Note payable to affiliate (Note 5)                                                         130                     75
Other                                                                                        -                      1
                                                                                 -------------------  ---------------------
   Total current liabilities                                                               201                    242
                                                                                 -------------------  ---------------------

Noncurrent Liabilities:
Liabilities from risk management activities (Note 1 and 6)                                   2                      -
Derivative hedging instruments (Notes 1,4, and 6)                                            2                      -
Other long term liabilities                                                                  5                      -
                                                                                -------------------  ---------------------
   Total noncurrent liabilities                                                              9                      -
                                                                                -------------------  ---------------------

Commitments and Contingent Matters (Note 7)

Members' Equity:
Members' interest                                                                        2,902                  2,689
Deferred contract with affiliate (Note 5)                                                  (91)                     -
Other comprehensive loss (Note 4)                                                           (2)
Retained earnings                                                                           40                      5
                                                                                 -------------------  ---------------------
   Total members' equity                                                                 2,849                  2,694
                                                                                -------------------  ---------------------

   Total liabilities and members' equity                                               $ 3,059                $ 2,936
                                                                                 ===================  =====================


               MIRANT MID-ATLANTIC, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                     (In Millions)



                                                                                                           For the Period
                                                                                                         From July 12, 2000
                                                                                 For the Year                (Inception)
                                                                                    Ended                      Through
                                                                                 December 31,                December 31,
                                                                                    2001                        2000
                                                                           -------------------------    ---------------------


Operating Revenues                                                                  $ 1,054                     $ 40
                                                                                --------------                ---------

Operating Expenses:
Cost of fuel, electricity and other products                                            553                       14
Maintenance (Note 1)                                                                     30                        -
Rental (Note 1)                                                                          96                        3
Depreciation and amortization                                                            75                        2
Selling, general and administrative                                                      52                        9
Taxes other than income taxes                                                            30                        -
Other                                                                                    57                        4
                                                                                --------------                ---------
   Total operating expenses                                                             893                       32
                                                                                --------------                ---------
Operating Income                                                                        161                        8
                                                                                --------------                ---------
Other Income (Expense), net:
Interest income                                                                          27                        1
Interest expense                                                                        (11)                       -
Financing fees                                                                           (1)                      (4)
                                                                                --------------                ---------
   Total other income (expense), net                                                     15                       (3)
                                                                                --------------                ---------
Net Income                                                                          $   176                     $  5
                                                                                ==============                =========






        The accompanying notes are an integral part of these consolidated statements.

                    MIRANT MID-ATLANTIC, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                                  (In Millions)



                                                                                      Accumulated
                                                        Deferred                         Other
                                         Members'       Contract        Retained      Comprehensive    Comprehensive
                                         Interest    With Affiliate     Earnings          Loss            Income
                                       ------------- --------------- -------------- ----------------- ----------------

Balance, July 12, 2000                    $     -         $  -            $  -           $  -             $   -
  Net income                                    -            -               5              -                 5
                                                                                                      ----------------
  Comprehensive income                                                                                    $   5
                                                                                                      ================
  Capital contributions - cash              1,087            -               -              -
  Capital contributions - noncash           1,602            -               -              -
                                       ------------- --------------- --------------------------------
Balance, December 31, 2000                $ 2,689         $  -            $  5           $  -
  Net income                                    -            -             176              -             $ 176
  Other comprehensive loss                      -            -               -             (2)               (2)
                                                                                                   ----------------
  Comprehensive income                                                                                    $ 174
                                                                                                   ================
  Dividends and return of capital               -            -            (141)             -
  Capital contributions - cash                 25            -               -              -
  Capital contribution under
     deferred contract with affiliate         120         (120)              -              -
  Purchase price adjustment                    68            -               -              -
  Amortization of deferred contract
     with affiliate                             -           29               -              -
                                       ------------- --------------- --------------------------------
Balance, December 31, 2001                $ 2,902         $(91)           $ 40           $ (2)
                                       ============= =============== =========== ====================









The accompanying notes are an integral part of these consolidated statements.

                    MIRANT MID-ATLANTIC, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In Millions)

                                                                                           For the Period
                                                                                         From July 12, 2000
                                                                       For the Year          (Inception)
                                                                           Ended               Through
                                                                       December 31,         December 31,
                                                                           2001                 2000
                                                                     ------------------ ----------------------
Cash Flows from Operating Activities:
Net income                                                                $   176           $    5
                                                                     ------------------ ----------------------
Adjustments  to  reconcile   net  income  to  net  cash  provided  by  operating
  activities:
  Depreciation and amortization                                                75                2
  Risk management activities, net                                               2                -
  Deferred contract with affiliate                                             29                -
  Changes in certain assets and liabilities, exluding effects from acquisitions:
    Customer accounts receivables                                              (9)               -
    Affiliate receivables                                                     (30)             (29)
    Prepaid rent                                                              (99)               2
    Fuel stock                                                                (41)               3
    Other current assets                                                       (5)              10
    Accounts payable and accrued liabilites                                     -                4
    Payables to affiliate                                                      20                3
    Other current liabilities                                                  (1)               2
                                                                     ------------------ ----------------------
      Total adjustments                                                       (59)              (3)
                                                                      ------------------ ----------------------
      Net cash provided by operating activities                               117                2
                                                                      ------------------ ----------------------

Cash Flows from Investing Activities:
Capital expenditures                                                          (47)              (2)
Loans to affiliate (Note 4)                                                   (29)            (223)
Asset acquisition costs                                                        (2)            (917)
                                                                      ------------------ ----------------------
      Net cash used in investing activities                                   (78)          (1,142)
                                                                     ------------------ ----------------------

Cash Flows from Financing Activities:
Proceeds from note payable to affiliate                                        55               75
Capital contributions                                                          25            1,087
Dividends                                                                    (141)               -
                                                                     ------------------ ----------------------
      Net cash (used in) provided by financing activities                     (61)           1,162
                                                                     ------------------ ----------------------
 Net (Decrease) Increase in Cash and Cash Equivalents                         (22)              22
Cash and Cash Equivalents, beginning of year                                   22                -
                                                                      ------------------ ----------------------
Cash and Cash Equivalents, end of year                                    $     -           $   22
                                                                      ================== ======================
Supplemental Cash Flow Disclosures:
Cash paid for interest, net of amounts capitalized                        $    11           $    -
                                                                      ================== ======================
Noncash Investing and Financing Activities:
Capital contributions under deferred contract with affiliate              $   120           $    -
                                                                      ================== ======================
Purchase price adjustment                                                 $    68           $    -
                                                                      ================== ======================
Fair value of assets acquired                                             $     -           $1,720
Fair value of liabilities assumed                                               -             (118)
                                                                     ------------------ ----------------------
      Net assets contributed                                              $     -           $1,602
                                                                      ================== ======================


The accompanying notes are an integral part of these consolidated statements.

                    Mirant Mid-Atlantic, LLC and Subsidiaries
                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000


1.     Accounting and Reporting Policies

General

     Mirant Mid-Atlantic, LLC, a Delaware limited liability company ("LLC"), was formed on July 12, 2000 in conjunction with Mirant Corporation's ("Mirant") planned acquisition of generating assets and other related assets from Potomac Electric Power Company ("PEPCO") (Note 2). Mirant Mid-Atlantic, LLC and its subsidiaries (collectively the "Company" or "Mirant Mid-Atlantic") are indirect wholly owned subsidiaries of Mirant Americas Generation, LLC ("Mirant Americas Generation"), an indirect wholly owned subsidiary of Mirant.

     The Company is primarily engaged in the development and operation of nonregulated power generation facilities in Maryland and the District of Columbia. The Company's consolidated financial statements include its wholly owned subsidiaries as follows:

     o   Mirant Chalk Point, LLC ("Mirant Chalk Point");
     o   Mirant D.C. O&M, LLC ("Mirant D. C. O&M");
     o   Mirant Piney Point, LLC ("Mirant Piney Point"); and
     o   Mirant MD Ash Management, LLC ("Mirant MD Ash Management").

     The results of operations of the acquired assets (Note 2) are incorporated into the Company's consolidated results of operations from December 19, 2000 (date of acquisition) onward.

Basis of Presentation

     The consolidated financial statements of Mirant Mid-Atlantic are presented in conformity with accounting principles generally accepted in the United States ("United States GAAP"). The accompanying financial statements have not been prepared in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This pronouncement, under which most rate-regulated United States electric utilities report financial statements, applies to entities that are subject to cost-based rate regulation. By contrast, Mirant Mid-Atlantic's operating investments are not subject to cost-based rate regulation, and therefore, the provisions of SFAS No. 71 do not apply.

     The financial statements include the accounts of Mirant Mid-Atlantic and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

Use of Estimates

     The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

     Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms. The gains and losses related to financial instruments for hedging activities are recognized in the same period as the settlement of underlying physical transactions. These realized gains and losses are included in operating revenues and operating expenses in the accompanying consolidated statements of income. Effective January 1, 2001, pursuant to the adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," financial instruments that do not meet hedge accounting criteria are accounted for by recording these instruments at fair value upon contract execution. The net changes in their fair values are recognized as operating revenues in the period of change. The unrealized gains and losses are recorded as assets and liabilities from risk management activities in the 2001 consolidated balance sheet.

     Effective August 1, 2001, Mirant Mid-Atlantic entered into a fixed rate power purchase agreement with Mirant Americas Energy Marketing, L.P. ("Mirant Americas Energy Marketing"), an indirect wholly owned subsidiary of Mirant, for Mirant Mid-Atlantic's capacity and energy with pricing favorable to Mirant Mid-Atlantic when compared to projected market prices at the date of the agreement. Mirant Mid-Atlantic reduces its operating revenue recognized under this agreement by the favorable variance, through 2002, based on the proportion of volume delivered to the expected minimum delivery through 2002.

Rental Expense

     Rent expense related to the Company's operating leases is recognized on a straight-line basis over the terms of the leases. Cash payments made in excess of recognized lease expense are reflected as prepaid rent in the accompanying consolidated balance sheets.

Credit Risk

     As of December 31, 2001, Mirant Mid-Atlantic's exposure to Mirant Americas Energy Marketing, Mirant Potomac River,LLC ("Mirant Potomac River") and Mirant Peaker,LLC ("Mirant Peaker") was $149 million (including $91 million shown as a deferred contract with affiliate in the members' equity section of the accompanying consolidated balance sheet), $152 million and $71 million, respectively, each representing more than 10% of the Company's total credit exposure. Mirant Mid-Atlantic's total credit exposure is computed as total accounts and notes receivable, adjusted for risk management and derivative hedging activities, netted where appropriate.

Cash and Cash Equivalents

     The Company considers all short-term investments with an original fixed maturity of three months or less to be cash equivalents. The Company participates in Mirant's cash management program whereby any excess funds are transferred to Mirant under a note agreement which is due on demand; any amounts advanced to Mirant under this program are classified as notes receivable from affiliates on the consolidated balance sheet (Note 5).

Fuel Stock and Materials and Supplies

     Fuel stock and materials and supplies are carried at the lower of cost or market. Cost is computed on an average cost basis. Fuel stock is removed from the inventory account once used in generation; materials and supplies are removed from the account once used for repairs, maintenance or capital projects.

Property, Plant, and Equipment

     Property, plant, and equipment and construction work in process are recorded at cost to the Company, which includes materials, labor and appropriate administrative and general costs and the cost of funding construction. The cost of maintenance, repairs and replacement of minor items of property are charged to maintenance expense as incurred.

     Generation assets are depreciated on a straight-line basis over a period of 10 to 42 years. Mirant Mid-Atlantic's capitalization policy expenses the cost of certain immaterial assets when purchased.

     Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet. No gain or loss is recognized for ordinary retirements in the normal course of business since the composite depreciation rates used by Mirant Mid-Atlantic take into account the effect of interim retirements.


Long-Lived Assets and Intangibles

     Mirant Mid-Atlantic records goodwill for the difference between the excess of the purchase price over the net fair value of the separately identified assets and liabilities. The Company amortizes goodwill using the straight-line method over the 40 year expected useful economic life of the goodwill (see Accounting Changes below). Specifically identifiable intangible assets include acquired trading and development rights that are amortized over their estimated useful lives ranging from 35 to 40 years. Intangible assets also include emission allowances, and the right to future allowances, received at the date of acquisition from PEPCO, in respect of the leased assets. These allowances are amortized using the straight-line method over the average term of the leases of 33 years. Mirant Mid-Atlantic evaluates long-lived assets, such as property, plant and equipment, goodwill, and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less cost to sell to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

Non-Recurring Charges

     The Company cancelled a $1.5 billion bank commitment letter before December 31, 2000. The facility would have provided flexibility in the purchase of certain assets (Note 2) had the PEPCO lease transaction been delayed (Note 7). Fees associated with this facility were approximately $4 million for the period from July 12, 2000 (inception) through December 31, 2000 and are included in financing fees on the accompanying consolidated statement of income.

Income Taxes

     The Company was formed as an LLC on July 12, 2000 and is treated as a partnership for income tax purposes. As such, the individual LLC members are subject to federal and state taxes based on their allocated portion of income and expenses and the Company is not subject to federal and state income taxation. Accordingly, no provision for federal or state income taxes has been made in the accompanying consolidated financial statements.

Comprehensive Income

     Comprehensive income, which includes net income and unrealized gains and losses on certain derivatives that qualify as cash flow hedges, is presented in the consolidated statements of members' equity. The objective of the statement is to report a measure of all changes in members' equity of an enterprise that result from transactions and other economic events of the period other than transactions with members (Note 4).

Accounting Changes

     Effective January 1, 2001, Mirant Mid-Atlantic adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings, unless specific hedge accounting criteria are met or the transactions are considered normal purchases and sales under SFAS No. 133. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings. If the derivative is designated as a cash flow hedge, the changes in the fair value of the derivative are recorded in other comprehensive income ("OCI") and the gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction. Any ineffectiveness relating to these hedges is recognized currently in earnings. The assets and liabilities related to derivative instruments for which hedge accounting criteria are met are reflected as derivative hedging instruments in the accompanying consolidated balance sheet at December 31, 2001. The impact of adoption of SFAS No. 133 was immaterial to the Company's consolidated statement of income (Note 6).

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These pronouncements significantly change the accounting for business combinations, goodwill and intangible assets. SFAS No. 141 establishes that all business combinations will be accounted for using the purchase method; use of the pooling-of-interests method is no longer allowed. The statement further clarifies the criteria to recognize intangible assets separately from goodwill. The provisions of SFAS No. 141 are effective for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and, generally, adopts a non-amortization and periodic impairment analysis approach to goodwill and indefinitely-lived intangibles. SFAS No. 142 is effective for the Company's 2002 fiscal year or for business combinations initiated after June 30, 2001. Management expects the application of the non-amortization provisions of the statement will result in an increase in net income of approximately $33 million in 2002. As of December 31, 2001, Mirant Mid-Atlantic has an unamortized goodwill balance of $1,169 million. Mirant Mid-Atlantic has not finalized the financial statement impact of either pronouncement.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for the Company's 2003 fiscal year. Mirant Mid-Atlantic has not yet determined the financial statement impact of this pronouncement.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 amends accounting and reporting standards for the disposal of segments of a business and addresses various issues related to the accounting for impairments or disposals of long-lived assets (Note 8).

2.   Acquisition of PEPCO Assets

     On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, purchased PEPCO's generation assets in Maryland and Virginia. The acquired assets are located in the PJM interconnection market ("PJM"), which encompasses all or a part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and the District of Columbia. As part of the acquisition, Mirant Americas Energy Marketing assumed transition power agreements and obligations under power purchase agreements, that represented a net liability of approximately $2.3 billion.

The acquired and leased assets consist primarily of four electric generating stations:

     o the 1,492 megawatt (MW) coal and oil-fired Morgantown station located in Charles County, Maryland;

     o the 2,429 MW coal, oil, and gas-fired Chalk Point station located in Prince George's County, Maryland, including the assignment of PEPCO's rights and obligations to the 84 MW Southern Maryland Electric Cooperative, Inc. ("SMECO") combustion turbine located at the Chalk Point station site;

     o the 853 MW coal, oil, and gas-fired Dickerson station located in upper Montgomery County, Maryland; and

     o the 482 MW coal and oil-fired Potomac River station located in Alexandria, Virginia.

     The megawatts stated above are calculated net dependable capacity.

     In addition to the electric generating stations described above, Mirant also acquired three coal ash storage facilities, a 51.5 mile oil pipeline serving the Chalk Point and Morgantown stations, an engineering and maintenance service facility and related assets. Mirant's rights to acquire the assets were assigned to certain of its subsidiaries and Mirant executed and delivered to PEPCO a parent guarantee to support the obligations of subsidiaries under the project agreements. In addition, as part of the acquisition, approximately 950 former PEPCO employees became employees of Mirant Mid-Atlantic Services, LLC ("Mirant Mid-Atlantic Services"), an indirect wholly owned subsidiary of Mirant (Note 5).

     In connection with the above transaction, the Company paid $917 million for materials and supplies and property, plant and equipment. The Company also received a noncash contribution of assets of $1,627 million and assumed liabilities of $14 million from Mirant. As a result, the Company and its subsidiaries own the baseload and cycling units at the Chalk Point facility (1,907 MW), the peaking units at the Morgantown facility (248 MW), the peaking units at the Dickerson facility (307 MW), three ash storage facilities, the 51.5 mile oil pipeline, and the engineering and maintenance service facility. The Company also entered into an operating lease for the Morgantown (1,244 MW) and Dickerson (546 MW) baseload facilities.

     The Company accounted for the acquisition as a purchase business combination in accordance with Accounting Principles Board Opinion No. 16. Direct costs of the acquisition amounted to approximately $27 million. The final purchase price allocation is as follows (in millions):

         Current assets                                 $   43
         Property, plant and equipment                   1,014
         Goodwill and other intangibles                  1,487
         Current liabilities                               (14)
                                                        -------
         Purchase price                                 $2,530
                                                        =======

     Mirant assigned to Mirant Potomac River and Mirant Peaker the 482 MW Potomac River facility and the remaining 438 MWs at the Chalk Point facility, respectively. Mirant Peaker also acquired the rights and obligations related to the 84 MW combustion turbine owned by SMECO. Mirant Potomac River and Mirant Peaker are direct wholly owned subsidiaries of Mirant and are affiliates of the Company.

3.    Property, Plant and Equipment

    Property, plant and equipment consisted of the following at December 31, 2001 and 2000 (in millions):

                                               2001      2000
                                             -------   -------
      Production...........................  $ 1,034   $   986
      Land.................................       12        15
                                             -------   -------
                                             $ 1,046   $ 1,001
                                             =======   =======

     Production assets are depreciated on a straight-line basis over a period of 10 to 42 years.


4.       Other Comprehensive Loss

     Other comprehensive loss includes unrealized gains and losses on certain derivatives that qualify as cash flow hedges. The effect of other comprehensive loss is disclosed in the accompanying consolidated statement of members' equity.

     Components of accumulated other comprehensive loss consisted of the following (in millions):

        Balance, December 31, 2000                                 $    -

        Other comprehensive loss for the period:
          Transitional adjustment from adoption of SFAS No. 133        (4)
          Change in fair value of derivative instruments               46
          Reclassification to earnings                                (44)
                                                                     --------
        Other comprehensive loss                                       (2)
                                                                     --------
        Balance, December 31, 2001                                 $   (2)
                                                                     ========

     Mirant Mid-Atlantic estimates that an immaterial amount of net derivative gains or losses included in accumulated other comprehensive loss as of December 31, 2001 will be reclassified into earnings or otherwise settled within the next twelve months as certain forecasted transactions relating to commodity contracts are realized.


5.  Related Party Transactions and Funding

Management, Personnel and Administrative Services Agreements

     Mirant Mid-Atlantic Services and Mirant Services, LLC ("Mirant Services"), each acting as an independent contractor, provide various management, personnel and administrative services to the Company. Mirant Mid-Atlantic Services hired former PEPCO personnel to provide operation, maintenance and general management services and advice to the Company. Mirant Mid-Atlantic Services has a labor contract with the International Brotherhood of Electrical Workers that extends to May 2003 and involves approximately 70% of the Company's operating personnel. In addition to operations personnel, both companies also provide personnel to perform contract administrative services; bookkeeping, accounting and auditing services; finance and treasury services; tax assistance; and insurance and bonding assistance. Both companies assume all liabilities for pension and other employee benefits for its employees and Mirant Mid-Atlantic has no obligation to provide for pension or other employee benefits, which relate to the period subsequent to the PEPCO acquisition. The Company pays a fee to Mirant Mid-Atlantic Services and Mirant Services equal to Mirant Mid-Atlantic Services' and Mirant Services' costs of providing such services. However, Mirant Mid-Atlantic did assume a pre-acquisition liability for pension and employee benefits of approximately $92 million which is included in payables to affiliates in the accompanying December 31, 2000 consolidated balance sheet. In 2001, this payable was assumed by Mirant and accounted as a purchase price adjustment during 2001. Both Mirant Mid-Atlantic Services' and Mirant Services' agreements with the Company expire on December 31, 2002 and will automatically renew for successive one year terms unless either party to either agreement notifies the other party, at least 30 days prior to the expiration date, that the agreement will not be renewed.

     The total fees incurred under both agreements for the year ended December 31, 2001 were approximately $104 million and for the period from July 12, 2000 (inception) through December 31, 2000 were approximately $8 million. Total fees accrued as of December 31, 2001 were approximately $13 million and as of December 31, 2000 were approximately $8 million.

Ash Disposal and Storage Services Agreements

     Mirant MD Ash Management, acting as an independent contractor, provides services, personnel and resources to load, transport, unload and store ash produced by each of the generating stations. Each generating station utilizing such services pays a fee to Mirant MD Ash Management equal to Mirant MD Ash Management's cost of providing such services. This agreement will expire on December 31, 2002 and will automatically renew for successive one year terms unless either party to the agreement notifies the other party, at least 30 days prior to the expiration date, that the agreement will not be renewed. After intercompany eliminations, the total revenue recognized, representing services to Mirant Potomac River, under this agreement for the year ended December 31, 2001 was $742 thousand and for the period from July 12, 2000 (inception) through December 31, 2000 was $21 thousand. The receivable under this agreement as of December 31, 2001 was $29 thousand and as of December 31, 2000 was $21 thousand.

Common Facilities Agreement

     Mirant Chalk Point provides services and resources for and access to the common facilities shared by Mirant Chalk Point and Mirant Peaker at the Chalk Point generating facility. Mirant Peaker pays a fee to Mirant Chalk Point equal to Mirant Chalk Point's costs of providing such services in conjunction with the operation and maintenance of the combustion turbines at the Chalk Point generating facility. This common facilities agreement will expire on December 31, 2002 and will automatically renew for successive one year terms unless either party to the agreement notifies the other party to the agreement that the agreement will not be renewed at least 30 days prior to the expiration date. For the year ended December 31, 2001 the Company incurred $2 million in costs and recognized $2 million in operating revenues associated with this agreement. For the period from July 12, 2000 (inception) through December 31, 2000 the Company incurred no costs and recognized no revenue associated with this agreement.

Capital Contribution Agreement

     The purchases of the Potomac River generating facility and the Chalk Point combustion turbines (including the rights and obligations with respect to the Southern Maryland Electric Cooperative combustion turbine) by Mirant Potomac River and Mirant Peaker, respectively, were funded by a capital contribution from Mirant and loans from the Company evidenced by notes. Under the capital contribution agreement, Mirant Potomac River and Mirant Peaker will make distributions to Mirant at least once per quarter, if funds are available. Distributions will equal all cash available after taking into account projected cash requirements, including mandatory debt service, prepayments permitted under the Mirant Potomac River and the Mirant Peaker notes, and maintenance reserves, as reasonably determined by Mirant. Mirant will contribute or cause these amounts to be contributed to the Company. For the year ended December 31, 2001, total capital contributions received by the Company under this agreement totaled $25 million.

Power Sales Agreements

     In 2000, the Company entered into a master power sales agreement with Mirant Americas Energy Marketing which was amended in March 2001. Under the terms of the agreement, as amended, the Company agreed to supply all capacity, ancillary services and energy requirements to meet Mirant Americas Energy Marketing's obligations under the PEPCO transition power agreements which are not met by deliveries under the PEPCO power purchase agreements. The Company's agreement to supply Mirant Americas Energy Marketing's obligations under the transition power agreements also includes supplying power to Mirant Americas Energy Marketing to enable it to meet the load requirements for any retail customer served by a supplier supplied by Mirant Americas Energy Marketing, which customer was previously supplied by PEPCO and whose load would be included within the load supplied by the PEPCO transition power agreement if such customer had remained a customer of PEPCO. The price the Company received for all sales to Mirant Americas Energy Marketing was the market price for energy in the PJM market.

     In August 2001, Mirant Americas Energy Marketing entered into a fixed rate power purchase agreement for the Company's capacity and energy, which substitutes and terminates the then existing master power agreement, as amended, for the period from August 1, 2001 through June 30, 2004, extendable through December 31, 2004 at Mirant Americas Energy Marketing's option. The agreement includes all of the output of the facilities over the agreement term. However, Mirant Americas Energy Marketing has the option to reduce the committed capacity and energy purchases for fiscal 2002, limited to 75% of the total output of the Company's facilities. For 2003 and 2004, Mirant Americas Energy Marketing has the option to purchase up to 100 % (in blocks of 25%) of the total output of the Company's facilities, with no minimum commitment. For 2002, Mirant Americas Energy Marketing has elected to keep its committed capacity and energy purchases at 100% of the total output of the Company's facilities. The Company's affiliated companies, Mirant Potomac River and Mirant Peaker, entered into fixed rate power purchase agreements with Mirant Americas Energy Marketing, on the same terms and effective over the same period as the agreement outlined above. Through the capital contribution agreement between Mirant Mid-Atlantic and Mirant, the cash available from these affiliated companies is paid as a dividend to Mirant, which in turn makes an indirect capital contribution to Mirant Mid-Atlantic for the same amount.

     At the inception date, the pricing of Mirant Americas Energy Marketing's minimum committed capacity and energy purchases over the term of the agreements was favorable to the Company and its affiliates when compared to projected market rates in the PJM. The total value to the Company and its affiliates was approximately $167 million. The amount related specifically to the Mirant Mid-Atlantic owned or leased facilities amounted to $120 million and is reflected as both an addition to members' interest and an offsetting contra equity account on the Company's condensed consolidated balance sheet and statement of members' equity at the inception of the agreements. The Company will reduce operating revenue recognized under these agreements by the favorable variance noted above, through 2002 based on the proportion of volume delivered to the expected minimum delivery over the remaining period. The total amount of operating revenue reductions for the year ended December 31, 2001 was $33 million. The contra equity amount is reduced as cash is received from Mirant Americas Energy Marketing over the contract term, with cash being received in the month following the reduction to operating revenue. The total amount of cash received, attributable to the favorable variance, during the year ended December 31, 2001 amounted to $29 million.

     Concurrent with the power sales agreement described above, the Company transferred to Mirant Americas Energy Marketing its physical forward sales, physical and financial options, swaps and other derivative hedging instruments related to power transactions, at the market value of $12 million. This sales amount is included in operating revenues in the accompanying consolidated statements of income for the year ended December 31, 2001. Furthermore, under the agreement, Mirant Americas Energy Marketing will not enter into any power transactions pursuant to its services agreement with the Company, for the duration of the power sales agreement, unless otherwise agreed to in writing by both the Company and Mirant Americas Energy Marketing.

     The Company will sell Mirant Americas Energy Marketing additional capacity, ancillary services and energy to the extent such products are available after supplying the Company's obligations to Mirant Americas Energy Marketing under the Energy and Capacity Sales Agreement. The price for such sales will be the actual price Mirant Americas Energy Marketing obtains from the resale of such products to third parties, including power pools.

Services and Risk Management Agreements

     The Company has entered into multiple services and risk management agreements with Mirant Americas Energy Marketing. The Company's services and risk management agreements provide that:

     o Mirant Americas Energy Marketing is responsible for all dispatching or bidding of the Company's generating facilities.

     o Mirant Americas Energy Marketing provides fuel, including fuel oil, gas and coal, for the Company's generating facilities at Mirant Americas Energy Marketing's cost. Mirant Americas Energy Marketing charges its actual fuel costs which are calculated as Mirant Americas Energy Marketing's actual cost for purchases, transportation, inventory and related costs, as adjusted for any gains or losses on fuel hedges and trading activities.

     o Mirant Americas Energy Marketing procures all emissions credits necessary for the operation of the Company's generating facilities and sells excess credits. Mirant Americas Energy Marketing charges its actual cost of acquiring the credits and remits the proceeds of any emission credit sales to the Company, as adjusted for any gains or losses on emission hedges and trading activities.

     o Mirant Americas Energy Marketing procures or advises the Company to procure business interruption insurance and forced outage insurance. The cost of insurance is charged to the Company. Any proceeds from such insurance will be included within revenues, as defined in the risk management agreement, for purposes of calculating the Company's net revenues for the year and any bonus payable to Mirant Americas Energy Marketing.

     o Mirant Americas Energy Marketing enters into financial products (including, but not limited to, swaps, contracts for differences, options and weather derivatives) purchased for the Company. The costs, including without limitation, third party broker costs, transaction fees and gains or losses related to such financial products, are charged to or paid to the Company.

     o Mirant Americas Energy Marketing enters into forward sales, hedges and other transactions for the Company's benefit. The costs of such transactions, including without limitation, purchased power costs, transmission costs, third party broker costs, transaction fees, incremental credit costs and gains or losses related to such activities, are charged to or paid to the Company.

     Mirant Mid-Atlantic pays an annual service fee to Mirant Americas Energy Marketing for providing these services. The service fee for the period from December 19, 2000 through December 31, 2000 was approximately $142 thousand and for the year ended December 31, 2001 was approximately $7 million. In addition, once the Company's net revenues (net revenues are revenues in excess of costs, which do not include operation and maintenance expense and lease payments) reach a specified level, Mirant Americas Energy Marketing is entitled to 50% of the aggregate net revenues in excess of such amount. The specified amount of aggregate net revenues used to calculate Mirant Americas Energy Marketing's bonus will be established by Mirant Americas Energy Marketing and the Company on an annual basis. For 2001, Mirant Americas Energy Marketing was entitled to 50% of the Company's aggregate net revenues in excess of $896 million. Amounts of net revenues due Mirant Americas Energy Marketing under this agreement are only payable to the extent that the Company could at the time make a restricted payment and are fully subordinated to the payments due under the facility leases and all other non-disputed obligations then due and payable. This agreement may be terminated by the Company without further payment upon the exercise of remedies following the occurrence of a lease event of default. No bonus amounts were earned by Mirant Americas Energy Marketing for 2001.

     For 2002, Mirant Americas Energy Marketing's service and risk management agreements with the Company and with Mirant Potomac River and Mirant Peaker will continue under the same terms as in 2001.

     Total power sales to Mirant Americas Energy Marketing by the Company amounted to $1,018 million for the year ended December 31, 2001 and $40 million for the period from July 12, 2000 (inception) through December 31, 2000. Total fuel inventory purchased by Mirant Americas Energy Marketing on behalf of the Company was $350 million for the year ended December 31, 2001 and $10 million for the period from July 12, 2000 (inception) through December 31, 2000. As of December 31, 2001 and 2000 the Company had a receivable from Mirant Americas Energy Marketing of $58 million and $29 million, respectively.

Notes Receivable from Affiliates

     Mirant Peaker and Mirant Potomac River borrowed funds from the Company in order to finance their respective acquisitions of generation assets. At both December 31, 2001 and 2000, notes receivable from these two affiliates consisted of the following:

                                                    Interest
        Borrower                    Principal        Rate             Maturity
        --------                    ---------       --------          --------
                                  (in millions)
  Mirant Potomac River........         $ 152           10%            12/30/2028
  Mirant Peaker...............          $ 71           10%            12/30/2028

     Principal is due on maturity with interest due semiannually, in arrears, on June 30 and December 30. Any amount not paid when due bears interest thereafter at 12%. Mirant Potomac River and Mirant Peaker may prepay up to $5 million and $3 million per year, respectively. Interest earned from Mirant Potomac and Mirant Peaker for the year ended December 31, 2001 was $23 million and for the period from July 12, 2000 (inception) through December 31, 2000 was $1 million. There was no accrued interest due from affiliates as of December 31, 2001 and $1 million as of December 31, 2000.

         During 2001, the Company entered into a cash management agreement with Mirant, whereby any excess cash, including capital contributions, is transferred to Mirant pursuant to a note agreement which is payable upon demand. These advances are reflected in current notes receivable from affiliates on the accompanying consolidated balance sheet at December 31, 2001. Similarly, Mirant may advance funds to various subsidiaries for working capital purposes. At December 31, 2001, the Company had made net advances to Mirant under the cash management agreement totaling $29 million; such advances are included in current notes receivable from affiliates in the accompanying consolidated balance sheet at December 31, 2001. This note receivable from Mirant is due on demand and accrues interest based on the actual return obtained by Mirant on its investments. The repayment of any advances made by Mirant Mid-Atlantic to Mirant are subordinate to the repayment and performance of all obligations of Mirant.

Note Payable to Affiliate

     The Company had a credit facility available from Mirant Americas Generation up to $150 million, bearing an interest rate equivalent to Mirant Americas Generation's cost of funds (9.5% at December 31, 2001) and payable upon demand. As of December 31, 2001 and 2000, the Company had drawn $130 and $75 million on this facility, respectively. Interest expense for the year ended December 31, 2001 was $9 million and for the period from July 12, 2000 (inception) through December 31, 2000 was $213 thousand. Accrued interest was $17 thousand as of December 31, 2001 and $213 thousand as of December 31, 2000 (Note 8).

6.    Financial Instruments

Derivative Hedging Instruments

     The Company is exposed to market risk including changes in certain commodity prices. To manage the volatility relating to those exposures, the Company enters into various derivative transactions pursuant to the Company's policies in areas such as counterparty exposure and hedging practices.

     The Company enters into commodity financial instruments in order to hedge market risk and exposure to electricity and to natural gas, coal and other fuels utilized by its generation assets. These financial instruments primarily include forwards, futures and swaps. Prior to the Company's January 1, 2001 adoption of SFAS No. 133, the gains and losses related to these derivatives were recognized in the same period as the settlement of the underlying physical transaction.

     At December 31, 2000, the Company had unrealized net losses of approximately $4 million related to these financial instruments. The fair value of its nontrading commodity financial instruments is determined using various factors, including closing exchange or over-the-counter market price quotations, time value and volatility factors underlying options and contractual commitments.

     Subsequent to the adoption of SFAS No. 133 on January 1, 2001, these derivative instruments are recorded in the consolidated balance sheet as either derivative hedging assets or liabilities measured at fair value, and changes in the fair value are recognized currently in earnings, unless specific hedge accounting criteria are met. If the criteria for hedge accounting are met, changes in the fair value are recognized in other comprehensive income until such time as the underlying physical transaction is settled and the gains and losses related to these derivatives are recognized in earnings. During the year ended December 31, 2001, $44 million of derivative gains were reclassified to operating income. The derivative gains, when combined with the settlement of the underlying physical transactions together represented the Company's net commodity revenues and costs.

     SFAS No. 133 increases the volatility of both net income and other comprehensive income as derivative instruments are valued based on market prices. Therefore, as the prices change, the change in fair value of the derivatives will change.

     At December 31, 2001 and 2000, the Company had contracts that related to periods through 2004. The net notional amount of the derivative hedging instruments at December 31, 2001 was approximately 10 million equivalent megawatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

Risk Management Activities

     Certain financial instruments used by the Company to manage risk exposure to energy and fuel prices do not meet the hedge criteria under SFAS No. 133. These financial instruments are recorded at fair value as risk management assets and risk management liabilities in the accompanying consolidated balance sheet at December 31, 2001.

     At December 31, 2001, the Company had contracts that related to periods through 2006. The net notional amount of the risk management assets and liabilities at December 31, 2001 was approximately 2.9 million equivalent megawatt-hours. The net notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

         The fair values of the risk management assets and liabilities recorded on the consolidated balance sheet as of December 31, 2001 are included in the following table (in millions). The average values are based on a quarterly average for 2001.


                                             Risk Management Assets       Risk Management Liabilities
                                         ----------------------------     ---------------------------
                                             Average        Value at         Average       Value at
                                              Value       December 31,        Value      December 31,
                                                             2001                           2001
                                          -------------- --------------- ------------- ---------------
Energy commodity instruments:
Oil....................................       $   14          $  1           $ 15          $   3
Natural gas............................            2             4              2              3
Electricity............................            2             -              2              -
Other..................................            1             -              0              1
                                         -------------- --------------- ------------- ---------------
  Total................................       $   19          $  5           $ 19          $   7
                                         ============== =============== ============= ===============


Fair Values

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. At
December 31, 2001 and 2000, financial instruments recorded at contractual amounts that approximate market or fair value include cash and cash equivalents, accounts and notes receivable, accounts payable and short term debt. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and /or their variable interest rates. As of December 31, 2001 the Company's long-term notes receivables from affiliates had a carrying or notional value of $223 million and an estimated fair value of approximately $227 million.

7.    Commitments and Contingent Matters

Operating Leases

     On December 19, 2000, in conjunction with the purchase of the PEPCO assets, the Company entered into multiple sale-leaseback transactions totaling $1.5 billion relating to the Dickerson and the Morgantown baseload units and associated property. The terms of each lease vary between 28.5 and 33.75 years. The Company is accounting for these leases as operating leases. The Company's expenses associated with the commitments under the Dickerson and Morgantown operating leases totaled approximately $96 million for the year ended December 31, 2001. As of December 31, 2001, estimated minimum rental commitments for all non-cancelable operating leases, which consists primarily of the obligations under the Dickerson and Morgantown leases, were approximately $172 million, $152 million, $123 million, $118 million and $107 million for the years 2002, 2003, 2004, 2005 and 2006, respectively. As of December 31, 2001, the total remaining minimum lease payments over the non-cancelable terms of the leases were approximately $2.9 billion. The lease agreements contain covenants that restrict the Company's ability to, among other things, make dividend distributions, incur indebtedness, or sublease the facilities. The Participation Agreement allows increased debt for a number of purposes and in a number of forms including for working capital purposes, intercompany loans, subordinated indebtedness and guaranteed indebtedness.

     These leases are part of a leveraged lease transaction. Three series of certificates were issued and sold pursuant to a Rule 144A offering. These certificates are interests in pass through trusts that hold the lessor notes issued by the owner lessors. The Company pays rent to an indenture trustee, who in turn makes payments of principal and interest to the pass through trusts and any remaining balance to the owner lessors for the benefit of the owner participants. According to the registration rights agreement dated December 18, 2000, the Company must maintain its status as a reporting company under the Exchange Act. The Company was also obliged to consummate an exchange offer pursuant to an effective registration statement under the Securities Act. On July 6, 2001, the Company's registration statement became effective and the exchange offer was completed in August 2001.

     The Company has an option to renew the lease for a period that would cover up to 75% of the economic useful life of the facility, as measured near the end of the lease term. However, the extended term of the lease will always be less than 75% of the revised economic useful life of the facility.

     Upon an event of default by the Company, the lessors may require a termination value payment as defined in the agreements.

Maryland Property Tax Proposal

     The Maryland General Assembly is considering legislation proposed by the Governor that could double personal property taxes paid by power plants in the state. Under the proposal, Mirant Mid-Atlantic's personal property tax in Maryland could increase from approximately $30 million to a total of approximately $60 million. The tax increase would be applicable for the fiscal year beginning July 1, 2002. The proposal is currently being discussed and the ultimate outcome is uncertain. The General Assembly is scheduled to approve a budget by April 1, 2002; adjournment is set for April 8, 2002.

Environmental

     In January 2001, the U.S. Environmental Protection Agency (the "EPA") issued a request to the Company for information under the Clean Air Act, concerning the air permitting implications of past repair and maintenance activities at Chalk Point, Dickerson and Morgantown plants in Maryland. The Company has responded fully to this request. The Company cannot provide assurance that lawsuits or other administrative actions against its power plants will not be filed or taken in the future. If an action is filed against the Company or its power plants and it is judged to not be in compliance, this could require substantial expenditures to bring the Company's power plants into compliance and have a material adverse effect on its financial condition, cash flows and results of operations.

PEPCO Litigation

     On October 25, 2001, the Company entered into a settlement with PEPCO which finalized a number of closing adjustments in connection with the asset acquisition completed in December 2000. The settlement included resolution of the civil action filed by PEPCO against Mirant on August 2, 2001 in the U.S. District Court for the District of Columbia. As a result of the settlement, the Company made a net cash payment to PEPCO of $26 million.

Legal Matters

     On December 19, 2000, Mirant, through its subsidiaries and together with lessors in a lease transaction, purchased from PEPCO four electric generation facilities in the Washington D.C. area. As a part of the purchase, and with certain qualifications, Mirant agreed to indemnify Pepco, for certain liabilities arising in lawsuits filed after December 19, 2000, even if they relate to incidents occurring prior to that date. Since the acquisition, PEPCO has notified Mirant of approximately 30 asbestos cases, distributed among three Maryland jurisdictions (Prince George's County, Baltimore city and Baltimore County), as to which it claims a right of indemnity. In each of these claims, PEPCO's liability is primarily grounded on the theory of premises liability. Each plaintiff seeks a multi-million dollar award. It is expected that additional such lawsuits will be filed in the future, however, the number of such additional lawsuits cannot now be determined. Mirant Mid-Atlantic believes that substantial defenses to liability exist and that, even if found liable, plaintiffs' damages claims are greatly exaggerated. Based on information and relevant circumstances known at this time, Mirant Mid-Atlantic does not believe these suits will have a material adverse effect on its financial position. An unfavorable decision, however, could have a material adverse effect on results of operations in the particular year in which a decision is rendered.

     Mirant Mid-Atlantic is party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse impact on the Company's consolidated results of operations, cash flows or financial position. The Company books estimated losses from contingencies when information available indicates that a loss is probable in accordance with SFAS No. 5, "Accounting for Contingencies."

Insurance Coverage

     The worldwide commercial insurance industry has steadily contracted since mid-year 2000 making property and business interruption insurance coverage less available and more expensive. The September 11, 2001 attacks on the World Trade Center and Pentagon have further weakened the markets' condition. Mirant Mid-Atlantic's deductibles for property insurance have increased from $1,000,000 per occurrence to $2.5 million per occurrence, and business interruption deductibles remained the same at 60 days per occurrence. The limits available for such insurance, excluding terrorism and sabotage, have also been reduced but still exceed several hundred million dollars per occurrence. This change in Mirant Mid-Atlantic's insurance coverage took effect on the November 1, 2001 renewal date.

     The availability of terrorism and sabotage insurance is also significantly reduced due to the September 11, 2001 attacks. In response, Mirant Mid-Atlantic has a new program for physical damage and business interruption arising from terrorism or sabotage events. The program provides for worldwide coverage limited to $100 million with deductibles of $5 million for physical damage and 60 days for business interruption.

8.       Subsequent Events

Adoption of New Accounting Standards

     Mirant Mid-Atlantic's adoption of SFAS No. 144 effective January 1, 2002 did not have a material impact on its consolidated financial statements.

Capital Contribution of Note Payable to Affiliate

     In January 2002, Mirant Americas Generation made a capital contribution to Mirant Mid-Atlantic of the $130 million outstanding balance under the Company's credit facility with Mirant Americas Generation. The credit facility was concurrently terminated and is no longer available to Mirant Mid-Atlantic. This capital contribution will be reflected in the 2002 consolidated financial statements.

Mirant Restructuring (Unaudited)

     In January 2002, Mirant announced a strategic business plan change designed to reduce capital spending and operating expenses. The plan outline includes the cancellation of turbine purchases orders, reduced capital spending, severing employees and the potential sale of generation facilities. At this time, the Company cannot assess what impact Mirant's plan will have on the Company's financial statements.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 11th day of March, 2002.


                            MIRANT MID-ATLANTIC, LLC



                             By      /s/ Paul M. Lansdell
                                  ----------------------------------------------
                                     Paul M. Lansdell
                                     Vice President and Controller
                                     (Principal Accounting Officer)